                                                                   EXHIBIT 10.7

                       ACQUISITION AND LICENSE AGREEMENT

                                    BETWEEN

                  INTERNATIONAL BUSINESS MACHINES CORPORATION

                                      AND

                          TRITON NETWORK SYSTEMS, INC.

                                  DATED AS OF

                               FEBRUARY 29, 2000

                               TABLE OF CONTENTS


SECTION                    TITLE

SECTION 1                  DEFINITIONS
SECTION 2                  PURCHASE AND SALE
SECTION 3                  PERSONNEL
SECTION 4                  PAYMENT
SECTION 5                  TAX MATTERS
SECTION 6                  RESPONSIBILITIES OF IBM
SECTION 7                  RESPONSIBILITIES OF TRITON
SECTION 8                  LICENSES
SECTION 9                  REPRESENTATIONS AND WARRANTIES OF IBM
SECTION 10                 Reserved
SECTION 11                 REPRESENTATIONS AND WARRANTIES OF TRITON
SECTION 12                 RESTRICTIONS ON TRANSFERABILITY OF SHARES
SECTION 13                 CONSENTS AND SUBROGATED WORK
SECTION 14                 CONDITIONS OF EFFECTIVENESS OF SALE AND LICENSES;
                           POST CLOSING COVENANTS
SECTION 15                 LIMITATION OF LIABILITY
SECTION 16                 COMMUNICATIONS
SECTION 17                 GENERAL PROVISIONS

                        TABLE OF SCHEDULES AND EXHIBITS


SCHEDULE                   TITLE

SCHEDULE 1A                Furniture, Fixtures and Equipment
SCHEDULE 1B                Acquired Contracts
SCHEDULE 1C                IBM Knowledge employees
SCHEDULE 1D                Identified Employees
SCHEDULE 1E                Identified Products
SCHEDULE 1F                Disclosures
SCHEDULE 1G                Patents
SCHEDULE 1H                Inventory
SCHEDULE 1I                IBM Licensed Software
SCHEDULE 1J                IBM Workstation Software
SCHEDULE 1K                Documentation
SCHEDULE 1L                reserved
SCHEDULE 1M                Vendor Agreements
SCHEDULE 1N                Other Acquired Software Assets
SCHEDULE 1O                Affected Employees
SCHEDULE 1P                Third Party Workstation Software
SCHEDULE 1Q                Acquired Software Assets
SCHEDULE 1R                reserved
SCHEDULE 1S                Masks
SCHEDULE 1T                Holder Agreements
SCHEDULE 3.1               Summary of TRITON's Terms of Employment
SCHEDULE 3.3               Support Employees
SCHEDULE 4.5               Accounts Payable
SCHEDULE 5.1               Allocation of Purchase Price
SCHEDULE 8.2               IBM Workstation Software Licenses
SCHEDULE 9.17              Contract Status
SCHEDULE 9.27              Tangible Assets
SCHEDULE 9.28              Software
SCHEDULE 9.6               Claims
SCHEDULE 9.18              Contractual Commitments
SCHEDULE 14.3(c)           Consents
SCHEDULE 17.4              Press Release

EXHIBIT                    TITLE

EXHIBIT I                  Reserved
EXHIBIT II                 Sublease Agreement
EXHIBIT III                Reserved

EXHIBIT IV                 Amended and Restated Certificate of Incorporation
EXHIBIT V                  Investor Rights Agreement
EXHIBIT VI                 Bill of Sale
EXHIBIT VII                Assignment and Assumption Agreement
EXHIBIT VIII               EDA Program Agreement
EXHIBIT IX                 Letter Agreement

                                             Agreement Reference Number L003806


                       ACQUISITION AND LICENSE AGREEMENT


         THIS ACQUISITION AND LICENSE AGREEMENT (this "Agreement") is dated as of the 29th day of February, 2000, by and between International Business Machines Corporation, a New York corporation, ("IBM"), and Triton Network Systems, Inc., a corporation of Delaware ("TRITON") (each a "Party," collectively the "Parties").

         WHEREAS, IBM possesses certain intellectual property rights and tangible assets useful for the manufacture and sale of Broadband Products (defined below); and

         WHEREAS, TRITON now wishes to acquire and IBM wishes to sell, assign, delegate or license, as the case may be, certain of such rights and assets, and certain contracts and liabilities related thereto.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, IBM and TRITON agree as follows:


SECTION 1.   DEFINITIONS

The following words shall have the following meanings when used in this
Agreement:

         "Acquired Assets" shall mean the Acquired Contracts, the Acquired Software Assets, the Other Acquired Software Assets, the Invention Disclosures, the Vendor Contracts, Inventory, and the Furniture, Fixtures and Equipment, the Masks, the Board Design, the Deliverable Documentation and the Holder Agreements.

         "Acquired Contracts" shall mean the contracts between IBM and its customers to be transferred to TRITON as set forth on Schedule 1B hereto.

         "Acquired Software Assets" shall mean the software in Source Code and Object Code form that is identified in Schedule 1Q.

         "Affected Employees" shall mean the individuals identified as such on
Schedule 10 hereto.

         "Amended and Restated Certificate of Incorporation" shall mean the instrument attached as Exhibit IV.

         "Assignment and Assumption Agreement" shall mean the agreement attached as Exhibit VII.

         "Assumed Liabilities" shall have the meaning set forth in Section
2.3(a).

         "Bill of Sale" shall mean the agreement attached as Exhibit VI.

         "Board Design" shall mean the schematics and other documentation for the digital modem module card using CQT8010 as specifically set forth in
Schedule 1K, and IBM's non-patent intellectual property therein.

         "Broadband Product" shall mean a product designed to provide quadrature amplitude modulation and/or phase shift keying modulation for use in point-to-point fixed wireless or point-to-multipoint fixed wireless communications applications at a rate of 1.5 Mbps or greater.

         "Closing" shall have the meaning set forth in Section 4.2.

         "Closing Date" shall have the meaning set forth in Section 4.2.

         "Code" shall mean computer programming code. If not otherwise specified, Code shall include Object Code and Source Code as well as associated procedural code (such as job control language and build scripts).

         "Deliverable Documentation" shall mean the Documentation listed on
Schedule 1K hereto.

         "Deliverables" shall mean the Acquired Assets, the Third Party Workstation Software, the IBM Workstation Software, the IBM Licensed Software and the Deliverable Documentation.

         "Derivative Work" shall mean a work which is based on one or more preexisting works, such as a revision, Enhancement, modification, translation, abridgment, condensation, expansion or any other form in which such preexisting work may be recast, transformed or adapted and which, if prepared without authorization of the owner of the preexisting work, would constitute copyright infringement or other infringement of proprietary rights of the owner thereof. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such preexisting work.

         "Documentation" shall mean manuals, specifications, module descriptions, logic descriptions, flow charts, principles of operation and other written materials or diagrams used in, or that relate to the design, development, modification or use of software either in hard copy (paper form) or stored or recorded on magnetic media as machine readable text or graphic files subject to display or printout. "Documentation" includes "User Documentation."

         "EDA Program Agreement" shall mean the agreement attached as Exhibit VIII.

         "Effective Date" shall mean the later of the third business day following the date on which all of the conditions set forth in Section 14 have been satisfied or waived, or such other date as may be agreed upon by IBM and TRITON, when the Closing shall occur.

         "Enhancement" shall mean any change of or addition to software, including, but not limited to, translations, new releases and versions or additional programs that improve functions, add new related functions or improve performance by changes in system design or coding or by the addition of new Code and Documentation.

         "Furniture, Fixtures and Equipment" shall mean those tangible assets listed on Schedule 1A hereto.

         "Governmental Authority" shall mean any federal, state, or local court of the United States or foreign court, or any governmental or administrative agency or commission or other governmental authority, instrumentality or regulatory body.

         "Governmental Rule" shall mean any statute, law, treaty, rule, code, ordinance, regulation or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any federal, state, or local court of the United States or foreign court, arbitrator or other judicial tribunal of competent jurisdiction.

        "Holder Agreements" shall mean those agreements listed in Schedule 1T that restrain or restrict any person from directly or indirectly competing with the manufacture and sale of the Identified Products or from disclosing information relating to the intellectual property or other confidential information relating primarily to the Acquired Contracts.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "IBM Licensed Software" shall mean the items listed on Schedule 1I hereto.

         "IBM Workstation Software" shall mean the software listed on Schedule 1J hereto.

         "Identified Employees" shall mean those employees of IBM identified as such in Schedule 1D.

         "Identified Products" shall mean the IBM products specified in
Schedule 1E.

         "Invention Disclosures" shall mean those documents listed in Schedule 1F hereto.

         "Inventory" shall mean those tangible assets listed in Schedule 1H hereto.

         "Investor Rights Agreement" shall mean the agreement attached as
Exhibit V.

         "Knowledge of IBM" means actual knowledge of the IBM employees listed on Schedule 1C.

         "Letter Agreement" shall mean the agreement attached as Exhibit IX.

         "Licensed Patents" shall mean (i) those patents listed in Schedule 1G hereto, patents issuing from the applications listed in Schedule 1G hereto and foreign counterparts to such patents, and (ii) any patent licensable by IBM (where such license would not require payment by IBM to any third party) that would be infringed by the manufacture, use, sale, offer for sale, import, lease or other transfer of the Identified Products as they exist on the Effective Date.

         "Masks" shall mean those items listed in Attachment 1S hereto and all of IBM's mask work rights therein.

         "Object Code" shall mean machine readable forms of Code.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Other Acquired Software Assets" shall mean the software in Source Code and Object Code form that is identified in Schedule 1N.

          "Other Technology" shall mean that IBM technical information, data, formulas, knowledge, processes and/or trade secrets developed or acquired by IBM which is described in the Acquired Software Assets, Other Acquired Software Assets, Deliverable Documentation or the Invention Disclosures.

         "Permitted Liens" shall mean: (i) liens for Taxes, assessments and governmental charges due and being contested in good faith by IBM; (ii) any liens upon any of the Acquired Assets, provided that the same are not of such a nature that would individually or in the aggregate materially adversely affect the value of the Acquired Assets; (iii) liens for Taxes either not due and payable or due but for which notice of assessment has not been given, or which may thereafter be paid without penalty; (iv) undetermined or inchoate liens, charges and privileges incidental to current operations or the ordinary course of business; (v) any statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against title to the Acquired Assets or that relate to obligations that are not due or delinquent; (vi) security given in the ordinary course of business to any public utility, Governmental Authority or to any statutory or public authority in connection with the Acquired Assets; and (vii) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances do not materially impair the use of the assets to which they relate.

         "Person" shall mean any individual firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency (or subdivision thereof), or any other legal entity.

         "Purchase Price" shall mean the fair market value on the Effective Date of the consideration referred to in Section 4.1.

         "Security Interest" shall mean any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanics, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Software" shall mean computer programs (instructions) that cause computer hardware to do work.

         "Source Code" shall mean human readable forms of Code and related Documentation, including all comments and any procedural codes such as job control language.

         "Sublease Agreement" shall mean the agreement attached hereto as
Exhibit II.

         "Subsidiary" of a party hereto or of a third party shall mean a corporation, company or other entity:

         (a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are now, or hereafter, owned or controlled, directly or indirectly, by a Party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

         (b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of the ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

         "Tax" or "Taxes" shall mean all taxes, imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any governmental or taxing authority, whether domestic or foreign, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, conveyance, payroll or other employment related, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon capital stock or net worth and other taxes (including interest, fines, penalties, or additions attributable to or imposed on or with respect to respect to such amounts and any obligations under any agreement or arrangements with any Person with respect to such amounts).

         "Tax Return" shall have the meaning set forth in Section 5.3.

         "Third Party Workstation Software" shall mean that Software (and the user documentation supplied by its vendor therefor) which is owned by entities other than IBM, or its Subsidiaries, as listed on Schedule 1P hereto.

         "Unassigned Third Party Software" shall mean that Software (and the user documentation supplied by its vendor therefor) owned by entities other than IBM, or its Subsidiaries.

         "User Documentation" shall mean Documentation which consists of manuals, brochures and machine readable instructional text or graphic files subject to display or printout, provided to users of a computer program and intended primarily to aid in productive use of such program rather than design, development or modification thereof.

         "Vendor Contracts" shall mean those contracts for vendors listed on
Schedule 1M.

SECTION 2.  PURCHASE AND SALE

2.1 Upon the terms and subject to the conditions set forth in this Agreement, IBM hereby sells, transfers, delegates and assigns to TRITON as of the Effective Date and TRITON hereby purchases or otherwise acquires and accepts full responsibility for, as of the Effective Date, all of IBM's rights, title and interest in and to:

      (a) the Acquired Contracts;

      (b) the Vendor Contracts;

      (c) the Inventory;

      (d) to the extent they may be transferred, any express or implied warranties from the suppliers of IBM, manufacturers or others with respect to the Deliverables;

      (e) the Acquired Software Assets and Other Acquired Software Assets;

      (f) any rights and obligations of IBM accruing from and after the Effective Date to any invoice, purchase or sales order, or service order issued pursuant to the Acquired Contracts; provided, however, that IBM retains the right to invoice, collect and retain for itself the proceeds from all sales made and services performed by IBM prior to the Effective Date; and

      (g) the Holder Agreements;

      (h) the Masks;

      (i) [intentionally blank];

      (j) to the extent it has the legal right to do so and subject to the applicable license agreement with the licensors, its royalty-free usage rights to the Third Party Workstation Software;

      (k) the Furniture, Fixtures and Equipment;

      (l) the Board Design; and

      (m) the Invention Disclosures, subject to the provisions of Section 8.9.


2.2 TRITON shall be responsible for all accounts payable which accrue on or after the Effective Date with respect to the Deliverables and that are either
(i) listed on Schedule 2.2 or (ii) that relate to goods and services purchased prior to the Effective Date in the ordinary course of business and delivered or performed after the Effective Date. IBM shall remain responsible for any other accounts payable incurred by it prior to the Effective Date.

2.3 (a) TRITON shall not assume any liabilities or obligations of IBM except for those liabilities which TRITON expressly assumes pursuant to this Agreement. On the Effective Date, TRITON will assume the following rights, obligations and liabilities of IBM (collectively, the "Assumed Liabilities") and thereafter shall fully perform and discharge on a timely basis, and in accordance with their respective terms: (i) all rights and obligations under the Acquired Contracts, the Vendor Contracts, the Holder Agreements and the Deliverables to the extent that such contracts are actually assigned to TRITON and only with respect to obligations under those contracts to be performed after the Effective Date, and (ii) accounts payable to the extent provided in
Section 2.2. Without limiting the generality of the foregoing, except for the Assumed Liabilities, TRITON is not assuming any liability, obligation or commitment of any nature of IBM related to IBM's operations prior to the Effective Date. TRITON agrees to discharge its Assumed Liabilities in accordance with their terms and conditions and TRITON agrees that IBM shall have no liability for any failure of TRITON to discharge its Assumed Liabilities in accordance with their terms and conditions.

      (b) The Parties will each use reasonable efforts to obtain written consents to the transfer and assignment of the Acquired Assets and Assumed Liabilities to TRITON, and the novation of IBM, where the approval or other consent of any other Person may be required for these actions. TRITON shall cooperate with IBM (including, where necessary, entering into appropriate instruments of assumption as shall be agreed upon) to have IBM released from all liability to third parties with respect to the Assumed Liabilities, and the Parties will each solicit such releases concurrently in a manner acceptable to both Parties, with the solicitation of consents from third parties to the transfer, assignment and novation of the Assumed Liabilities;

provided, that, neither Party shall be required to grant any additional consideration to any third party in order to obtain any such consent, novation, assumption or release.

2.4 On the Effective Date, IBM shall deliver to TRITON one copy each of the Deliverable Documentation.

2.5 On the Effective Date, IBM and TRITON shall enter into the Sublease Agreement and the EDA Program Agreement.

2.6 Unless otherwise mutually agreed by the Parties, the Parties agree to enter a foundry agreement no later than December 31, 2000, under which IBM will manufacture products for TRITON under IBM's then-standard commercial terms and conditions, including pricing.

2.7 For a period of 18 months following the Effective Date, IBM agrees to provide to Triton, without charge and upon the receipt of appropriate orders, SiGe services (prototype wafer runs and development services) having an aggregate value of up to $1,850,000 (one million, eight hundred fifty thousand dollars), based upon IBM's standard commercial terms and conditions, including pricing and delivery. Any taxes on such services shall be the responsibility of Triton. Any contracts entered into under this Section 2.7 may be completed beyond the 18 month period.



SECTION 3.   PERSONNEL

3.1 (a) TRITON agrees that it will make written offers of employment, subject to the closing of this transaction, to all Affected Employees within four days of the date of this agreement and employ, subject to the closing of this transaction, those who accept employment within four days of receiving those written offers. TRITON will employ such persons at the same salaries and initially at the same or substantially similar positions as their current positions, provided that TRITON's ability to reassign and redeploy employees will not be limited. TRITON will provide all Affected Employees who accept employment the benefits described in Schedule 3.1 and similar terms and conditions, including a benefit plan as outlined in Schedule 3.1. Prior periods of employment with IBM will be considered as employment with the TRITON for the calculation of severance pay. During the first year after the Effective Date, TRITON shall implement the following severance pay practice for the Affected
Employees: if an Affected Employee is involuntarily severed without cause from full-time employment with TRITON, such Affected Employee shall receive one (1) week of severance pay for each six (6) months of service fully or partially completed with TRITON or with IBM, with a minimum of eight (8) weeks and a maximum of twenty-six (26) weeks. Each week of severance pay will be an amount equal to one week of such Affected Employee's total cash employment compensation from TRITON for full-time employment. For one year from the Effective Date, TRITON agrees that it will not change this severance pay practice as applied to the Affected Employees.

      (b) TRITON shall offer the Affected Employees three weeks of paid vacation per year. Upon separation from IBM, Affected Employees shall be paid by IBM for vacation accrued, plus previously deferred vacation, less vacation taken.

      (c) As of the Effective Date, TRITON shall be responsible for all employer obligations incurred by TRITON in accordance with Section 3.1(a) or otherwise in accordance with law for the post-Effective Date period for all Affected Employees who accept employment with TRITON. Such obligations include, without limitation, COBRA obligations and damages or settlements arising out of any claims of wrongful termination by TRITON. IBM will remain responsible for all employer obligations for the Affected Employees incurred by IBM prior to the Effective Date. IBM will remain responsible for the Affected Employees who do not accept employment with TRITON.

3.2 In the event that IBM effects a reduction or cessation of the operations or workforce that exists to service or support the Acquired Assets prior to the Effective Date, IBM shall perform and undertake all acts as may be necessary to comply with the applicable provisions of the WARN Act and any analogous state laws. In the event that TRITON effects a reduction or cessation of the operations or workforce that exist to service or support the Acquired Assets subsequent to the Effective Date, TRITON shall perform and undertake all acts as may be necessary to comply with the applicable provisions of the WARN Act and analogous state laws.

3.3 IBM is a party to three (3) government-related contracts (the "Government Contracts"), which are not being assigned or transferred to TRITON, but which are being performed, in whole or in part, by the Affected Employees identified in Schedule 3.3 (collectively, the "Support Employees"). In the event that any Support Employee accepts employment with Triton on or after the Effective Date, the Parties agree that IBM may, at any time thereafter, hire and use any such Support Employee to work on the Government Contracts in accordance with the terms and conditions set forth in the Letter Agreement, which will be signed by the Parties at Closing.


SECTION 4.    CLOSING


4.1 In consideration for the assets, licenses and other rights to be transferred to TRITON, TRITON shall issue to IBM five million five hundred thousand (5,500,000) shares of TRITON's Series C Preferred Stock (the "Shares"), which will represent, after the issuance of these shares at Closing, approximately 8.8% of the ownership of TRITON on a fully diluted basis, subject to Section 11.23, and IBM shall become party to TRITON's existing Investor Rights Agreement.

4.2 The closing of the transactions contemplated by this Agreement (the Closing") shall be held at the offices of IBM, at 10:00 a.m. on the date which is two business days following satisfaction or waiver of the last condition to effectiveness of sale and license set forth in Section 14 hereof, or such other time and place as the parties may agree (the "Closing Date").

4.3   At the Closing:

(a)   the Parties shall execute and deliver the Bill of Sale;
(b)   TRITON shall deliver a certificate for the Shares;
(c)   The parties shall execute and deliver the Investor Rights Agreement;
(d) The Parties shall execute and deliver the Assignment and Assumption Agreement; and
(e)   The Parties shall execute and deliver the Letter Agreement.



SECTION 5. TAX MATTERS

5.1 TRITON and IBM hereby agree to the tax-basis allocation of the Purchase Price set forth in Schedule 5.1 (the "Allocation Statement"), allocating the total of the Purchase Price (and other payments properly treated as additional Purchase Price for Tax purposes) to the different transferred assets pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

5.2 TRITON and IBM shall each file all income, franchise and other Tax Returns (as defined below) in a manner consistent with the Allocation Statement. TRITON shall prepare Form 8594 under Section 1060 of the Internal Revenue Code based on Schedule 5.1 and deliver such Form and all documentation used in the preparation and support of such Form to IBM within 90 days after the Effective Date.

5.3 IBM shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax returns, reports and forms (herein "Tax Returns") and shall pay, or cause to be paid, when due all Taxes relating to the Deliverables and the ownership of the Acquired Assets attributable to any taxable period which ends on or prior to the Effective Date (herein "Pre-Closing Tax Period"). TRITON shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Deliverables attributable to any taxable period which is not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns or other documents required to be filed with Governmental Authorities or in connection with any audit by any taxing authority or other examination by any taxing authority or any judicial or administrative proceeding relating to any liability for Taxes, it is necessary that a party be furnished with additional information, documents or records relating to the Deliverables, both IBM and TRITON agree to use reasonable efforts to furnish or make available such nonprivileged information at the other's request, cost and expense; provided, however, that neither party shall be entitled to review or examine the Tax Returns of the other party.

For purposes of this Section 5.3, in the case of any taxable period that includes (but does not end on) the Effective Date (a "Straddle Period"), the Taxes for the portion of the Straddle Period prior to and including the Effective Date (the "Pre-Effective Date Tax Period") shall be computed as if the Pre-Effective Date Tax Period ended as of the close of business on the Effective Date and the amount of Taxes for the portion of the Straddle Period following the Effective Date shall be the excess, if any, of (x) the Taxes for the Straddle Period over (y) the Taxes for the Pre-Effective Date Tax Period.

5.4 Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of IBM and any refunds and credits attributable to the period which is not part of the Pre-Closing Tax Period shall be for the account of TRITON.

5.5 All transfer, documentary, sales, use, registration, value-added and any other similar Taxes (including real estate transfer taxes, conveyance, capital gains or similar taxes) and related fees incurred in connection with this Agreement, the Sublease Agreement and the transaction contemplated hereby shall be borne equally by the Parties. To the extent legally able to do so, TRITON and IBM shall cooperate with each other to obtain exemptions from such Taxes, provided that neither party shall be obligated to seek any exemption that would require any audit by a Governmental Authority of its books and records.


SECTION 6.     RESPONSIBILITIES OF IBM

6.1 Within ten (10) days after the Effective Date, IBM shall deliver to TRITON one copy of the Object Code for the IBM Licensed Software.

6.2 IBM shall establish a single point of contact to facilitate the assignment process set forth herein.

6.3 IBM shall take such additional actions as TRITON may reasonably request to effect the delivery of the Acquired Assets. IBM shall execute such documents and, at TRITON's expense, take such other actions as TRITON may reasonably be requested to assist TRITON in preserving or perfecting its rights in the Deliverables or to perfect or evidence the assignment or sale to TRITON of the Acquired Assets.

6.4 IBM shall file any Notification and Report Forms and related material that may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use all reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.



SECTION 7.      RESPONSIBILITIES OF TRITON

7.1 TRITON shall establish a single point of contact to facilitate the assignment process set forth herein.

7.2 TRITON shall make offers of employment to the Identified Employees and the Affected Employees within four days after the date of this Agreement under the condition that such offers must be accepted, contingent upon the satisfaction of the other conditions to effectiveness of the sale and license hereunder as set forth in Section 14, within four days after such offer or be deemed rejected.

7.3 TRITON shall cause all IBM trademarks, service marks, trade names and logos, including design variations thereof, to be removed promptly (and no later than 30 days after the Effective Date) from all facilities and materials provided to TRITON hereunder which TRITON provides to the public.

7.4 Except with respect to the Third Party Workstation Software, TRITON shall be responsible for deleting any and all existing third party software from the Acquired Assets or notifying the owners of the software or obtaining necessary licenses for such software.

7.5 TRITON shall be responsible for obtaining necessary licenses from the owners of Unassigned Third Party Software and for any fees associated therewith.

7.6 TRITON shall file any Notification and Report Forms and related material that may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use all reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

SECTION 8.      LICENSES

8.1 Subject to IBM's receipt of the consideration set forth in Section 4, and as of the Effective Date, IBM agrees to grant and hereby grants to TRITON a fully paid-up, worldwide, irrevocable and nonexclusive license to the IBM Licensed Software to use, reproduce, execute, display, or perform the IBM Licensed Software, to prepare Derivative Works of the IBM Licensed Software (subject to IBM's patent rights) and to distribute internally the IBM Licensed Software and Derivative Works thereof (subject to IBM's patent rights). The foregoing license does not grant TRITON the right to sublicense the IBM Licensed Software. Any such Derivative Works shall be owned by TRITON.

8.2 Subject to IBM's receipt of the consideration set forth in Section 4, IBM agrees to grant and hereby grants to TRITON a fully paid-up and nonexclusive end-user license to the IBM Workstation Software under IBM's standard terms and conditions for such Software. Such standard terms and conditions are attached here as Exhibit 8.2.

8.3 Subject to IBM's receipt of the consideration set forth in Section 4, and as of the Effective Date, IBM agrees to grant and hereby grants to TRITON a fully paid-up, worldwide, irrevocable and nonexclusive license, with right of sublicense (but without any express or implied license under any IBM patent), to the Other Technology for the purpose of making, using, selling, and otherwise transferring Broadband Products.

8.4 IBM hereby reserves, for itself and its Subsidiaries, the right to use the Residuals of information included in the Deliverable Documentation for any purpose. The "Residuals" of the information in the Deliverable Documentation means information of general application or nature, in non-tangible form, retained in the memories of persons who have had access to it, without further reference to any material that is written, stored in magnetic, electronic or physical form, or that is otherwise fixed.

8.5 Subject to IBM's receipt of the consideration set forth in Section 4, and as of the Effective Date, IBM agrees to grant and hereby grants to TRITON a fully paid-up, worldwide, irrevocable and non-exclusive license under the Licensed Patents to make, have made (subject to Section 8.7) for sale by TRITON, use, sell, offer for sale, import, lease, and otherwise transfer Broadband Products, provided, however, that no license, express or implied, is granted to TRITON under the Licensed Patents or any other patent licensable by IBM, to practice any manufacturing process, including but not limited to semiconductor manufacturing processes. The license granted under this Section
8.5 does not include the right to sublicense third parties.

8.6 Except as expressly set forth in this Agreement, nothing contained herein shall be construed as conferring either directly or by implication, estoppel, or otherwise upon either Party hereunder any license or other right with respect to any patents or patent applications, trademarks, copyrights, trade secrets, mask works or other similar intellectual property rights of the other Party.

8.7 The license granted in Section 8.5 to TRITON to have Broadband Products made by another manufacturer:

(a) shall only apply when the specifications for such products (other than the Identified Products) were created by TRITON, either solely or jointly with one or more third parties; and

(b) shall only be under claims of the Licensed Patents, the infringement of which would be necessitated by compliance with such specifications.

8.8 In the event that TRITON engages in or suffers any of the following events:

      (a) becomes insolvent, is dissolved or liquidated, files or has filed against it a petition in bankruptcy, reorganization, dissolution or liquidation or similar action filed by or against it, is adjudicated as bankrupt, or a receiver is appointed for its business; or

      (b) has all or a substantial portion of its capital stock or assets expropriated or attached by any government entity;

then TRITON shall offer, on a right of first offer basis, to sell to IBM all TRITON's ownership interest in and to TRITON's statutory patent rights acquired from IBM in the patent applications and any issued patents, resulting from the Invention Disclosures.

8.9 IBM reserves for itself and its Subsidiaries, a license under the Invention Disclosures, and all patent applications filed thereon, and patents issuing therefrom, in any country of the world, a nonexclusive, fully paid-up, worldwide license to make, have made, use, sell, offer for sale, import, lease, and otherwise transfer any information handling system product, and to sublicense those licensees of IBM as of the Effective Date that would have been required to be licensed under patent applications (and patents issuing therefrom) filed on the Invention Disclosures if such applications had been filed by IBM or its Subsidiaries on or before the Effective Date.

8.10 The licenses granted to TRITON hereunder shall be assignable to a successor in interest to TRITON's Broadband modem business. In such event:

       (a)   TRITON shall promptly give notice of such acquisition to IBM; and

       (b) the license granted to TRITON under Section 8.5 shall not apply to any products manufactured or sold by such third party following its acquisition of TRITON that are substantially similar to products it manufactured and sold prior to acquiring TRITON.

8.11 (a) IBM hereby reserves, for itself and its Subsidiaries, a worldwide, irrevocable, nonexclusive, and fully paid-up right and license to use, reproduce, execute, display, perform, create Derivative Works of (subject to TRITON's patent rights), and distribute the Acquired Software Assets for any purpose other than the manufacture and sale of Broadband Products.

       (b) IBM hereby reserves, for itself and its Subsidiaries, a worldwide, irrevocable, nonexclusive, and fully paid-up right and license, including the right to sublicense others, to use, reproduce, execute, display, perform, create Derivative Works of (subject to TRITON's patent rights), and distribute the Other Acquired Software Assets for any purpose other than the manufacture and sale of Broadband Products.



SECTION 9.     REPRESENTATIONS AND WARRANTIES OF IBM


Except as otherwise set forth on the Schedule of Disclosures and Exceptions attached hereto:

9.1 IBM represents and warrants that it has the full right, power, legal capacity and authority to enter into this Agreement, to perform the transactions contemplated hereunder and to grant the rights and licenses granted hereunder and all such actions have been duly authorized by all necessary corporate proceedings on its part. This Agreement has been duly and validly executed and delivered by IBM and constitutes the legal, valid and binding obligation of it and is enforceable against IBM in accordance with its terms and conditions.

9.2 IBM is a duly incorporated and validly existing corporation in good standing under the laws of the State of New York, with all requisite corporate power and authority to own its properties and conduct its business.

9.3 The execution and delivery by IBM of this Agreement does not, and the performance by IBM of its obligations hereunder will not:

       (a) conflict with, or result in a breach of, any of the provisions of IBM's Articles of Incorporation or By-laws;

       (b) on IBM's part, breach, violate or contravene any Governmental Rule, or create any right of termination or acceleration or encumbrance against IBM, that, singly or in the aggregate, would have a material adverse effect on IBM's authority or ability to perform its obligations under this Agreement; and

       (c) on IBM's part, conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which IBM is a party or by which IBM or any of the Deliverables may be bound that, singly or in the aggregate, would have a material adverse effect on the Deliverables or IBM's authority or ability to perform its obligations under this Agreement (except for agreements and instruments that require the consent or approval of a third party for the transactions contemplated by this Agreement).

9.4 Other than compliance with the HSR Act pre-notification requirements, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of IBM is required in connection with the execution or delivery by IBM of this Agreement or the consummation by IBM of the transactions contemplated herein.

9.5 IBM has and will convey good and marketable title to all Acquired Assets, free and clear of any liens and encumbrances other than Permitted Liens and other than the Assumed Liabilities, provided however that IBM will remain responsible for costs associated with Permitted Liens that are not otherwise included within the Assumed Liabilities. Provided, however, that IBM is not currently the owner of the Teradyne Tester that appears on the schedules to this Agreement. This tester is currently owned by a third party and leased to IBM. Immediately prior to closing, IBM will buy out the remaining period of that lease and obtain title to that tester.

9.6 Except as set forth on Schedule 9.6, there are no actions, suits, proceedings or investigations pending or, to the Knowledge of IBM, threatened in a writing to IBM against or directly affecting the Acquired Assets, at law or in equity, including any administrative proceedings or condemnation actions with any Governmental Authority. IBM has not received any written claim made by a third party prior to the date of this Agreement that IBM's marketing and sale of the Identified Products infringed any patent, copyright, trade secret, or trademark of such third party, except as identified in Section 9.6. The manufacture, use and sale of the Identified Products by TRITON after the closing, in substantially the same manner as conducted by IBM prior to the closing, does not violate any third party non-patent intellectual property right (but not including any third party non-patent intellectual property right in the Unassigned Third

Party Software) and, to the Knowledge of IBM, does not violate any third party patent rights, except as identified in Schedule 9.6.

9.7 IBM has performed or is performing all material obligations required to be performed by it under the Acquired Contracts and is not, (with or without notice, lapse of time or both) in breach or default in any material respect thereunder.

9.8 To the Knowledge of IBM, no representation petition has been filed with the National Labor Relations Board and, to the Knowledge of IBM, no union card signing campaign is in progress at any IBM facility concerning the Affected Employees. There is not any, and during the past 12 months there has not been any, labor strike, work stoppage or lockout with respect to the Affected Employees.

9.9 IBM has provided Triton with an accurate statement of IBM's book value of the Inventory, Furniture, Fixtures and Equipment that existed on IBM's books, as of January 31, 2000, of the Inventory, Furniture, Fixtures and Equipment.

9.10 Except for the express representations and warranties made by IBM in this Section 9, the Deliverables are sold, licensed or otherwise transferred hereunder "as is" without warranty of any kind, express or implied, including, but not limited to the implied warranties of merchantability and fitness for a particular purpose, and IBM shall not have any liability in respect of any infringement of any intellectual property rights of third parties due to TRITON's use of the Acquired Contracts, Identified Products, Acquired Software Assets, Other Acquired Software Assets, Invention Disclosures or the IBM Technology or operation under the rights and licenses herein granted. Without limiting the foregoing, IBM makes no representations or warranties concerning the ability of the IBM Licensed Software, IBM Workstation Software, Acquired Software Assets, Other Acquired Software Assets, or Third Party Workstation Software to process, provide or represent date data in and between the twentieth and twenty-first centuries.

9.15 IBM has good and marketable title to the Acquired Assets, free and clear of all Security Interests or restriction on transfer.

9.16 To the Knowledge of IBM, IBM and its Subsidiaries have complied with all applicable laws in connection with the Acquired Assets.

9.17 IBM has delivered to TRITON a correct and complete copy of each written agreement, including any amendments, modifications or extensions, listed in
Schedule 1B and Schedule 1M. With respect to each such agreement, to the Knowledge of IBM: (a) the agreement is legal, valid, binding, enforceable, and in full force and effect; (b) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (c) no party has repudiated any provision of the agreement.

9.18 To the Knowledge of IBM, each Identified Product has been in conformity with all applicable contractual commitments and all express and implied warranties, except as set forth in

Schedule 9.18, there are no pending or, to the Knowledge of IBM, threatened claims for the breach of any express or implied warranty made with respect to the Identified Products.

9.19 IBM has provided to TRITON the names and location of employment of all employees employed in connection with the Identified Products as of the date of this Agreement (the "Affected Employees"), including all Affected Employees on leave for any reason, and their current annual compensation, including variable elements such as long term incentive plans, stock option (including vesting schedules and exercise prices); date of birth; sex; date of employment; positions and rate of vacation accrual as of the date of this Agreement; and accrued vacation as of the payroll date immediately preceding the date of this Agreement.

9.20 IBM does not have any Employee Benefit Plan as that term is defined in the Employee Retirement Income Security Act of 1974, that will result in any liability to TRITON for such Employee Benefit Plan.

9.21 To the Knowledge of IBM, IBM is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes relating to the Affected Employees. To the Knowledge of IBM, there is no organizational effort presently being made by or on behalf of any labor union with respect to the Affected Employees.

9.22 The tangible assets included within the Acquired Assets have been maintained in accordance with IBM's normal maintenance procedures and, as a whole, are substantially in good working order and condition, subject to normal wear and tear. The Teradyne Catalyst tester identified in Schedule 1A is in good working order and condition, subject to normal wear and tear, and has been maintained in accordance with the manufacturer's warranty requirements.

9.23 The intellectual property rights included within the Deliverables and the licenses set forth in this Agreement and the EDA Program Agreement include all intellectual property rights owned by IBM that would be infringed by the design, manufacture, use or sale of the Identified Products as they exist on the Effective Date other than integrated circuit manufacturing processes.

9.24 Binding Obligation. The Investors Rights Agreement, when executed and delivered by IBM, will constitute a valid and legally binding obligation of IBM, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors' rights and to the availability of the remedy of specific performance.

9.25 Investment Intent. IBM is acquiring the Shares and the Common Stock issuable on conversion of the Shares (the "Conversion Shares") for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. IBM understands that the Shares and the Conversion Shares have not been, and will not be, registered under the Act by reason of a specific exemption from the registration provisions of the Securities Act of 1933, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the IBM's representations.

9.26 Discussion. IBM has had an opportunity to discuss TRITON's business, management and financial affairs with TRITON's management and has also had an opportunity to ask questions of TRITON's officers, which questions were answered to IBM's satisfaction.

9.27 Assets. To the Knowledge of IBM, the Acquired Assets transferred under this Agreement include all of the material tangible assets that IBM currently uses to carry on the operations acquired from IBM under this Agreement, other than foundry and other services covered in separate agreements.

9.28 To the Knowledge of IBM, the software being transferred or licensed to Triton includes the material software that IBM currently uses directly in the development and manufacturing of the Identified Products, other than the Unassigned Third Party Software.

9.29 To the Knowledge of IBM, the Comquest Confidential Information and Invention Assignment Agreement or the IBM Agreement Regarding Confidential Information, Intellectual Property, and Other Matters has been signed by all IBM employees who developed IBM's intellectual property in the Invention Disclosures, Acquired Software Assets, Other Acquired Software Assets, Board Design, Deliverable Documentation, and the Masks, and IBM has provided copies of such agreements for Triton's review.

9.30 Schedule 1H includes an accurate list of the inventory owned by IBM and used in the operations being acquired by TRITON, as of January 31, 2000. Since January 31, 2000, items have been added to and withdrawn from Inventory only in the ordinary course of business.

SECTION 10 Reserved

SECTION 11    REPRESENTATIONS AND WARRANTIES OF TRITON



11.1 Organization and Standing; Certificate and Bylaws. TRITON is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. TRITON has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. TRITON is qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the failure to be so qualified would have a material adverse effect on TRITON's business as now conducted or as proposed to be conducted.

11.2 Corporate Power; Conflict. TRITON has all requisite legal and corporate power to execute and deliver this Agreement and the Investors Rights Agreement, to sell and issue the Shares hereunder, to issue the Common Stock and other securities issuable upon conversion of the Shares, and to carry out and perform its obligations under the terms of this Agreement and the Investors Rights Agreement. The execution and delivery by TRITON of this Agreement does not, and the performance by TRITON of its obligations hereunder will not: (i) conflict with, or result in a breach of, any of the provisions of its Amended and Restated Certificate of Incorporation or By-laws; (ii) breach, violate or contravene any Governmental Rule, or create any right of termination or acceleration or encumbrance, that, singly or in the aggregate, would have a material adverse effect on its authority or ability to perform its obligations under this Agreement; or (iii) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which it is a party or by which it or any of its properties may be affected or bound that, singly or in the aggregate, would have a material adverse effect on its authority or ability to perform its obligations under this Agreement

11.3 Capitalization. As of February 28, 2000, the authorized capital stock of TRITON consists of 66,500,000 shares of Common Stock and 43,205,000 shares of Preferred Stock, 14,400,000 which are designated as Series A Preferred Stock, 13,200,000 of which are designated Series B Preferred Stock and 15,605,000 of which are designated Series C Preferred Stock. Triton is currently soliciting a consent from its' shareholders approving the increase in Triton's authorized shares of Common and Preferred Stock by 53,500,000 and 10,000,000 shares, respectively. Triton's audited financial statements for the year ended December 31, 1999 accurately state Triton's capitalization, including shares, options and warrants, as of December 31, 1999.

11.4 Subsidiaries. Other than a wholly-owned subsidiary incorporated in Nevada, TRITON has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity. TRITON is not a participant in any joint venture, partnership or similar arrangement.

11.5 Authorization. All corporate action on the part of TRITON, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance by TRITON of this Agreement and the Investors Rights Agreement, the authorization, issuance, sale and delivery of the Shares and the Common Stock issuable on conversion of the Shares , and the performance of all of TRITON's obligations under this Agreement and the Investors Rights Agreement has been taken or will be taken prior to the Closing. This Agreement and the Investors Rights Agreement, when executed and delivered by TRITON, shall constitute valid and legally binding obligations of TRITON enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors' rights and to the availability of the remedy of specific performance. The Shares, when issued in compliance with the provisions of this Agreement, and the Common Stock issuable on conversion of the Shares will be validly issued, fully paid and nonassessable, and will have the rights, preferences and privileges described in the Restated Certificate; and the Shares and the Conversion Stock will be free of any restrictions on transfer, liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders; provided, however, that the Shares and the Conversion Stock may be subject to restrictions on transfer under applicable securities laws as set forth herein. The Shares are not subject to any preemptive rights or rights of first refusal that have not been duly waived.

11.7 Title to Properties and Assets. TRITON owns its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease (or sublease), loan, encumbrance or charge, except (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case or in the aggregate materially detract from the value of the property subject thereto or materially impair TRITON's operations, and which have not arisen otherwise than in the ordinary course of business. Substantially all of TRITON's fixed assets are subject to equipment lease arrangements. With respect to property it leases, TRITON is in compliance with such leases, and, holds a valid leasehold interest, free of any liens, claims or encumbrances, subject to (i) and (ii) above.

11.8 Patents, Trademarks. To the knowledge of TRITON, TRITON owns or possesses all legal right, title to, and ownership of all patents, patent applications, licenses, trademarks, service marks, trade names, inventions, franchises, copyrights, trade secrets, information and other proprietary rights necessary for the operation of its business as now conducted and that, after reasonable investigation, it believes are necessary for the operation of its business as proposed to be conducted. Triton's business, as currently conducted, does not infringe or conflict with the non-patent rights of others and, to Triton's knowledge, there is no infringement or conflict with the patent rights of others. TRITON has not violated, or by conducting its business as proposed, would not violate any of the trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. TRITON has disclosed, as an exception to the representations in this paragraph and paragraph 11.10, the existing dispute over trademark rights to the TRITON trademark.

11.9 Compliance with Other Instruments, None Burdensome. TRITON is not in violation or default of any term of (i) its Certificate of Incorporation or Bylaws, (ii) in any material respect of any material contract, agreement, mortgage, indebtedness, indenture or instrument of TRITON or (iii) any judgment, decree, order or, to the best of TRITON's knowledge, after reasonable investigation, any statute, rule or regulation applicable to TRITON.

11.10 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against TRITON that questions the validity of this Agreement or the Investors Rights Agreement or the right of TRITON to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, business, properties, prospects, or financial condition of TRITON, or in any change in the current equity ownership of TRITON. The foregoing includes, without limitation, any action, suit, proceeding, or investigation pending or currently threatened involving the prior employment any of TRITON's employees, their use in connection with TRITON's business of any information or techniques allegedly proprietary to any of their former employees, their obligations under any agreements with prior employers, or negotiations by TRITON with potential backers of, or investors in, TRITON or its proposed business. TRITON is not a party to or named in or subject to any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality. There is no action, suit, proceeding or investigation by TRITON currently pending or that TRITON currently intends to initiate.

11.11 Tax Returns. As of the date hereof, TRITON has accurately and timely filed or obtained extensions for all federal, state and other tax returns and reports (federal, state and local) which are required to be filed and has paid all taxes and assessments which have become due and payable in connection therewith. These returns and reports are true and correct in all material respects. None of its returns, federal, state or other, have been or are being audited as of the date thereof. TRITON has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. Since the date of the Financial Statements (as defined below), TRITON has made adequate provisions on its books of account for all taxes, assessments, and governmental charges with respect to its business, properties, and operations for such period. TRITON has withheld or collected from each payment made to each of its employees, the amount of all taxes, including but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

11.12 Employees. TRITON has no collective bargaining agreements with any of its employees and there is no labor union organizing activity pending or threatened with respect to TRITON. None of TRITON's employees belongs to any union or collective bargaining unit. Triton does have an incentive compensation plan for officers and certain other key employees, and has a sales commission plan for sales personnel. Triton has an employee 401(k) plan. TRITON has complied with all applicable state and federal equal opportunity and, to the best of TRITON's knowledge, other laws related to employment. To TRITON's knowledge, no employee of TRITON is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement or other contract or agreement relating to the relationship of any such employee with TRITON or any other party because of the nature of the business conducted or to be conducted by TRITON or to the use by the employee of his best efforts with respect to such business. TRITON is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with TRITON. Triton's Vice President of Operations has resigned and will be leaving Triton in the near future. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of TRITON is terminable at the will of TRITON. All employees and consultants of TRITON have entered into a standard employee proprietary information agreement with TRITON, and TRITON is not aware that any of such employees is in violation thereof.

11.13 Employee Benefit Plans. TRITON does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

11.14 Securities Law Exemption. Subject to the accuracy of IBM's representations in this Agreement, the offer, sale and issuance of the Shares and the issuance of the Conversion Stock constitute transactions exempt from registration under the Securities Act of 1933, as amended

(the "Act"), and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws and neither TRITON nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

11.15 Brokers or Finders. TRITON has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of TRITON, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Investors Rights Agreement or the transactions contemplated herein or therein.

11.16 Disclosure. To TRITON's knowledge, there are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition, prospects or operations of TRITON that have not been set forth in this Agreement, the Exhibits hereto or the Investors Rights Agreement or in the other documents delivered to IBM or its attorneys or agents in connection herewith.

11.17 Financial Statements. TRITON has delivered to IBM its audited financial statements as of December 31, 1999 and the twelve months then ended (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other The Financial Statements fairly present the financial condition and operating results of TRITON as of the dates, and for the periods, indicated therein.

11.18 Permits. TRITON has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, and TRITON believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. TRITON is not in default under any such franchises, permits, licenses or other similar authority.

11.19 Environmental Compliance. TRITON's business as currently conducted and as proposed to be conducted does not violate, and will not result in any violation of, any applicable statute, law, or regulation relating to the environment or occupational health and safety. To its knowledge, no material expenditures are or will be required in order to comply with such existing statute, law or regulation.

11.20 Insurance. TRITON has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

11.21 Changes. Since December 31, 1999, there has not been any event or condition of any type that has had or is expected to have a material adverse effect on the business, properties, prospects, or financial conditions of TRITON.

11.22 Other than compliance with the HSR Act pre-notification requirements, no material consent, approval or authorization of, or designation, declaration or filing with, any

Governmental Authority on the part of TRITON is required in connection with the execution or delivery by TRITON of this Agreement or the consummation by TRITON of the transactions contemplated herein.

11.23 Triton represents and warrants that it is not engaged in any discussions regarding a possible private equity financing (including convertible debt) or acquisition or other issuance of its equity, other than the issuance of stock options to employees in the ordinary course of business and other than the possibility of a potential initial public stock offering. Except for the acquisition of assets from IBM and as stated above, Triton has no current plans to issue more of its equity prior to the Closing of this transaction. If, however, circumstances change and, prior to the Effective Date of this Agreement, Triton does enter into an agreement providing for an equity financing or an acquisition in which Triton issues shares of its common stock or securities exercisable for or convertible into common stock, or otherwise issues such securities, and if the purchase price of such securities is less than $12 (twelve dollars) per common stock equivalent, then Triton will, at the Closing, issue without additional consideration from IBM an additional number of shares to IBM equal to approximately 8.8% of the "Dilutive Shares" issued or issuable in such event (excluding stock options to employees in the ordinary course of business). For this purpose, "Dilutive Shares" will equal the amount by which the total number of common stock equivalents issued or issuable in such events exceed a number equal to the total consideration paid or payable for such shares by the receiving parties to such events, divided by $12 (twelve dollars); if no consideration is paid or payable then all of such common stock equivalents will be considered to be "Dilutive Shares". In the event of a stock split or a reverse stock split of Triton's Series C preferred stock prior to Closing, there will be a proportional adjustment in the number of shares issued to IBM.




SECTION 12       RESTRICTIONS ON TRANSFERABILITY OF SHARES

12.1 Restrictions on Transferability. The Shares and the Conversion Shares shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 12, which conditions are intended to ensure compliance with the provisions of the Securities Act of 1933.

12.2 Restrictive Legend. Each certificate representing (i) the Shares, (ii) the Conversion Shares and (iii) any other securities issued in respect of the Shares or the Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (hereinafter collectively referred to as the "Restricted Securities"), shall (unless otherwise permitted by the provisions of Section 12.3 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED UNDER THE LAWS OF ANY STATE. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR SUCH

QUALIFICATION UNLESS THE TRANSFER IS IN ACCORDANCE WITH RULE 144 OR SIMILAR RULE OR UNLESS TRITON RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

IBM and each subsequent transferee (hereinafter collectively referred to as a "Holder") consents to TRITON making a notation on its records and giving instructions to any transfer agent of the Shares or the Conversion Shares in order to implement the restrictions on transfer established in this Section 12.

12.3 Notice of Proposed Transfers. Each Holder of a certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 12.3. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than (i) a transfer not involving a change in beneficial ownership, (ii) in transactions involving the distribution without consideration of Restricted Securities by a Holder to any of its partners, or retired partners, or to the estate of any of its partners or retired partners, (iii) a transfer to an affiliated fund, partnership or TRITON, subject to compliance with applicable securities laws or
(iv) transfers in compliance with Rule 144, so long as TRITON is furnished with reasonably satisfactory evidence of compliance with such Rule), unless there is in effect a registration statement under the Act covering the proposed transfer, the Holder thereof shall give written notice to TRITON of such Holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at the reasonable request of TRITON at such Holder's expense by either (i) an opinion of counsel (who shall, and whose opinion shall be, addressed to TRITON and reasonably satisfactory to TRITON) to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Act or (ii) a "no action" letter from the Securities and Exchange Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by such Holder to TRITON. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 12.2 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such Holder and in the opinion of counsel for TRITON such legend is not required in order to establish compliance with any provision of the Act.

12.4 Removal of Restrictions on Transfer of Securities. Any legend referred to in Section 12.2 hereof stamped on a certificate evidencing (i) the Shares, (ii) the Conversion Shares or (iii) any other securities issued in respect of the Shares or the Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event and the stock transfer instructions and record notations with respect to such security shall be removed and TRITON shall issue a certificate without such legend to the Holder of such security if such security is registered under the Act, or if such Holder provides TRITON with an opinion of counsel (which may be counsel for TRITON) reasonably satisfactory to TRITON to the effect that a public sale or transfer of such security may be made without registration under the Act or such Holder provides TRITON with reasonable assurances, which may, at the option of TRITON, include an opinion of counsel (which may be counsel for TRITON) reasonably satisfactory to TRITON, that such security can be sold pursuant to Rule 144(k) (or any successor provision) under the Act.


SECTION 13       CONSENTS AND SUBROGATED WORK

TRITON and IBM shall use reasonable efforts to obtain, between the date of signing of this Agreement and the Effective Date, all requisite consents to assignments of all of the Assumed Liabilities. For any Assumed Liabilities for which IBM has any secondary liability to third parties, TRITON shall provide IBM reasonable access and information in order for IBM to ascertain continuing compliance by TRITON with all such contract terms and conditions. If any such required consents cannot be secured without the incurring of any significant additional costs, where additional action is deemed necessary by either Party, the Parties agree to enter into such other arrangements with respect to the underlying rights and obligations as shall permit TRITON to perform the obligations of IBM thereunder, as a subcontractor or otherwise, and TRITON to obtain the benefit thereof (the "Subrogated Work"); and until the requisite consents are obtained, such obligations will not be deemed to be included in the Assumed Liabilities and nothing contained herein will be deemed to create an obligation or relationship that would constitute a breach of the contract underlying such rights and obligations. TRITON agrees to diligently perform and discharge the obligations of IBM in connection with the Subrogated Work directly, or indirectly through IBM, as applicable; and to the extent that consents to assignment are obtained after the Effective Date, the Parties agree that such obligations will no longer be considered to be Subrogated Work at such time, but will instead be deemed to be Assumed Liabilities for all purposes of this Agreement.


SECTION 14. CONDITIONS TO EFFECTIVENESS OF SALE AND LICENSES; POST CLOSING COVENANTS

14.1 The respective obligation of each Party to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Effective Date of the following conditions:

      (a) all applicable HSR Act waiting periods shall have expired or been terminated or appropriate approval granted;

      (b) all other consents or approvals, orders, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority, if any, that are required by applicable law to be obtained by the parties prior to consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect; and

      (c) neither of the parties hereto shall be subject to any order or injunction of a Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement.

14.2 The obligations of IBM to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Effective Date of the following additional conditions:

      (a)   the payment by TRITON of the consideration referred to in Section
4.1;

      (b) TRITON shall have performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Effective Date; and

      (c) the representations and warranties of TRITON contained in this Agreement shall be true and correct in all material respects as of the date made and (unless made as of specified date) as of the Effective Date.

      (d) the consents set forth on Schedule 14.3(c) shall have been obtained;

14.3 The obligations of TRITON to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Effective Date of the following additional conditions:

      (a) IBM shall have performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Effective Date;

      (b) the representations and warranties of IBM contained in this Agreement shall be true and correct in all material respects as of the date made and (unless made as of specified date) as of the Effective Date; and

      (c) the consents set forth on Schedule 14.3(c) shall have been obtained;

14.4 The required number of the Identified Employees, as set forth on Schedule 1D, shall have continued to be IBM employees and shall have accepted Triton's offer of employment made pursuant to Section 7, and eighty percent (80%) of the Affected Employees shall have continued to be IBM employees and shall have accepted Triton's offer of employment made pursuant to Section 7.

14.5 During the period between signing of the Agreement and the Effective Date, (i) IBM will not, and will not cause or permit any director or officer to, engage in any practice, take any action, or enter into any transaction with respect to the Acquired Assets that is outside the Ordinary Course of Business,
(ii) IBM will make commercially reasonable efforts to preserve intact the base of Affected Employees and the Acquired Assets, and (iii) IBM will continue performing the Acquired Contracts and, including the building of products and the replenishing of inventory in the ordinary course of business for such Acquired Contracts.

14.6 IBM agrees to execute documents, render such assistance, and take such other actions as TRITON may reasonably request, to assist TRITON to apply for, register, perfect, confirm and protect TRITON's rights in the intellectual property rights acquired by TRITON under this Agreement.

14.7 During the period extending for two (2) years from the date of this Agreement, neither party shall solicit for employment purposes those employees of the other Party who have been associated with the discussions relating to this Agreement or the Affected Employees. This Agreement does not in any manner restrict general solicitations for employment or hiring as a result thereof, nor the right of any employee of either Party on his or her own initiative or in response to general solicitations to seek employment from the other Party.

SECTION 15. LIMITATION OF LIABILITY

15.1 IBM shall not be liable for any amounts with respect to the breach of a representation or warranty hereunder unless and until such amounts shall exceed in the aggregate one hundred thousand dollars ($100,000) (the "Limitation Amount") (in which case IBM shall only be liable with respect to the excess over the Limitation Amount). There shall be no IBM liability with respect to any such matter for individual amounts of less than seven thousand five hundred dollars ($7,500) and such amounts shall not be taken into account in determining whether the Limitation Amount has been exceeded. In no event shall IBM's liability with respect to the breach of representations, warranties and covenants hereunder exceed ten million ($10,000,000) dollars in the aggregate. Neither IBM nor TRITON shall be responsible for any indirect, incidental, punitive, special or consequential damages whatsoever, including loss of profits or goodwill, even if advised of the possibility of such damages. Notwithstanding the foregoing, nothing shall limit IBM's liability for breaches of Section 5 hereof.

15.2 Indemnification. (a) IBM shall indemnify and hold TRITON harmless from and against all losses, liabilities, claims and damages (including reasonable attorney's fees) (collectively "Damages") resulting from the ownership or conduct prior to the Closing of the Acquired Assets or the operations being acquired by Triton, including warranty obligations for products shipped prior to the Closing, but excluding the Assumed Liabilities.

      (b) Triton shall indemnify and hold IBM harmless from and against all Damages resulting from (i) the ownership or conduct after the Closing of the Acquired Assets or the operations being acquired by Triton or (ii) the Assumed Liabilities.

      (c) In the event of a third party claim, the party seeking indemnification under this Section (the "Indemnitee") shall give prompt written notice to the party from whom indemnification is sought (the "Indemnitor") but no later than thirty days after service of process in the event of litigation or sixty days after written assertion of a claim is received by the Indemnitee. The Indemnitor shall (with, if necessary, reservation of rights) defend such action or proceeding at its own expense with counsel of its choosing. The Indemnitor shall keep the Indemnitee fully appraised at all times of the status of the defense, shall consult with the Indemnitee prior to settlement of any indemnified matter, and shall not, without the Indemnitee's consent, which shall not be unreasonably withheld, enter any settlement of the indemnified matter that does not include a full release of the Indemnitee.


SECTION 16.  COMMUNICATIONS

16.1 Notices and other communications shall be sent by receipted facsimile or by registered or certified mail to the following addresses and shall be effective (i) on the third day after mailing, by United States mail, first class, postage prepaid, by certified or registered mail, return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice) or (ii) if and when received by facsimile at the phone number listed below (or to such other phone number as may be specified by like notice):

       For IBM:                                For TRITON:
       Director of Licensing                   Senior VP and CFO
       IBM Corporation                         Triton Network Systems, Inc.
       North Castle Drive                      8529 South Park Circle
       Armonk, New York 10504-1785             Orlando, FL  32819
       Facsimile: (914) 765-1785               Facsimile: (407) 903-0994

16.2 All correspondence shall reference the Agreement Reference No. set forth above.

SECTION 17. GENERAL PROVISIONS

17.1 All representations, warranties or covenants made by the Parties in this Agreement or in any schedule, document, certificate or other instrument delivered by or on behalf of the Parties pursuant to this Agreement shall survive for a period of twelve (12) months following the Effective Date, other than Section 9.6, which shall survive for a period of twenty four months (24), and other than Section 9.23, which shall survive as long as the intellectual property rights referred in Section 9.23 remain enforceable.

17.2 Neither Party will provide to the other Party any confidential information of any third party unless authorized by the third party.

17.3 Nothing in this Agreement shall be construed as conferring any right to use in advertising, publicity or promotional or other external activities any name, trade name, trademark or other designation of either Party hereto (including any contraction, abbreviation or simulation of any of the foregoing).

17.4   TRITON and IBM agree to issue the press release attached as Schedule
17.4 as soon as practicable after execution of the this Agreement announcing this transaction. No other public announcement, press releases or similar publicity or advertising of any nature relating to this

Agreement or the transactions hereunder shall be issued by either Party without the prior written consent of both Parties, except as required by law such as any filings required by the Securities and Exchange Commission, provided that the other Party is provided with prior notice of and a right to object to the content of such public announcement, press release or similar publicity or advertising.

17.5 Nothing in this Agreement shall be construed to limit the right of either Party, alone or with others, to design, develop, make, procure, market, maintain or otherwise deal in products or services, now or in the future, which may constitute competitive alternatives to the technology and products contemplated by this Agreement.

17.6 Each Party is an independent contractor. Neither Party is, nor shall claim to be, a legal representative, partner, franchisee, joint venturer, agent or employee of the other. Neither Party will assume or create obligations for the other. Each Party is responsible for the direction and compensation of its employees.

17.7 This Agreement shall in all respects be governed by and construed exclusively in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to any conflict of laws principles of such State. The United Nations' Convention on International Sale of Goods shall not apply to this Agreement.

17.8 Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

17.9 Each Party hereby irrevocably and unconditionally, in any action, suit, or proceeding:

       (a) submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court sitting in the State of Delaware or any federal court of the United States of America sitting in the State of Delaware and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court.

       (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Delaware court sitting in the State of Delaware or any federal court sitting in the State of Delaware.

       (c) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such Party.

       (d) consents to service of process in the manner provided for the giving of notices pursuant to this Agreement. Nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by law.

17.10 Neither Party will bring a legal action relating to the subject matter of this Agreement more than two (2) years after the cause of action arose.

17.11 Any failure or delay on the part of either Party in the exercise of any right or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or of any other right or privilege. All waivers and consents, if any, given hereunder shall be in writing.

17.12 Except as expressly provided herein, neither Party shall assign this Agreement nor any of its rights, interests, privileges, licenses or obligations hereunder without the other Party's prior written permission. TRITON may assign this Agreement to a successor in interest to its Broadband Products modem business subject to the limitations set forth in Section 8.10. Any act in derogation of the foregoing shall be null and void.

17.13 The headings of Sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

17.14 In the event that any provision of this Agreement is found to be invalid, voidable or unenforceable by any court of law with competent jurisdiction, the Parties agree that unless it materially affects the entire intent and purpose of this Agreement, such invalidity, voidability or unenforceability shall not affect either the validity of this Agreement or the remaining provisions herein, and the provision in question shall be deemed to be replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision.

17.15 This Agreement shall not be binding upon the Parties until it has been signed hereinbelow by an authorized representative of each Party, in which event it shall be effective according to its terms. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by an authorized representative of each Party.

17.16 Each Party shall, at its own expense, comply with any Governmental Rule relating to its duties, obligations and performance under this Agreement and shall procure all licenses and pay all fees and other charges required thereby. Each Party agrees to comply with all applicable federal, state and local laws, regulations and ordinances, including the Regulations of the U.S. Department of Commerce or the U.S. State Department in respect of the export of technical data and commodities. TRITON hereby gives written assurance that, unless authorized by appropriate U.S. Government license or regulations, neither software nor technical data provided by IBM under this Agreement, nor the direct product thereof, shall be exported, directly or indirectly, to prohibited countries or nationals thereof. TRITON agrees that it is responsible for obtaining required government documents and approvals prior to export of any commodity, machine, software or technical data.

17.17 TRITON and IBM hereby waive compliance with any applicable bulk sales or similar laws in the United States or other jurisdictions.

17.18 As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it regarding this transaction under applicable law. IBM and TRITON will cooperate to obtain any consents or approvals or assist in any filings required in connection with the transactions contemplated hereby and that have not been previously obtained or made.

17.19 This Agreement may be signed in one or more counterparts, each of which will be considered an original, but all of which together form one and the same instrument. Once signed, both Parties agree any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) shall be considered an original unless prohibited by law.

17.20 Neither Party relies on any promises, inducements or representations made by the other or expectations of more business dealings in addition to this transaction. This Agreement accurately expresses the business agreement of the Parties.

17.21 TRITON and IBM shall pay their own respective expenses, including the fees and disbursements of their respective counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

       This Agreement, including its Schedules and Exhibits, embodies the entire understanding of the Parties with respect to the subject matter hereof and merges all prior oral or written understandings, discussions or communications between them.

       IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective authorized representatives.

ACCEPTED AND AGREED TO:                      ACCEPTED AND AGREED TO:


INTERNATIONAL BUSINESS MACHINES              TRITON NETWORK SYSTEMS, INC.
CORPORATION


BY:                                          BY:
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